Exhibit 99.2

TARGETED GENETICS PRESENTS PRECLINICAL RESULTS FROM AIDS VACCINE PROGRAM Completed Data Package to Support Regulatory Filings for Phase I Clinical Trial, 6/6/03

Seattle, WA and Washington, DC—June 6, 2003 – Targeted Genetics Corporation (Nasdaq: TGEN) will present positive data in support of its AIDS vaccine program today at the 6th Annual Meeting of the American Society of Gene Therapy in Washington, DC. Studies presented today discuss preclinical results that demonstrate the safety profile and robust immune response of the Company’s preventive HIV vaccine candidate, tgAAC09, which is based on recombinant adeno-associated viral (rAAV) vector technology. The completion of these studies supports initiation of a Phase I AAV-based AIDS vaccine clinical trial in humans in the second half of 2003.

In an oral presentation (Abstract #405) titled, “Genome-Wide Amplification for the Detection of Integrated rAAV-2 Vector DNA in Rabbit Tissues,” Bruce C. Schnepp, Ph.D., of the Center for Gene Therapy at the Columbus Children’s Research Institute (CCRI) will present results of studies measuring HIV-vaccine DNA integration. Studies were conducted in animals receiving a single intramuscular injection of tgAAC09. Animals were observed after 90 and 180 days.

Data highlights include:

No vaccine DNA was detected in the animals’ gonads at 90 and 180 days.

At 180 days, vaccine DNA was detected only at the site of injection and in a limited number of tissues.

Dissemination of the vaccine DNA throughout the body of those animals receiving the product candidate was dose-dependent and decreased over time.

Data suggest that the rAAV-based vaccine candidate delivered via intramuscular administration demonstrates safety properties similar to plasmid DNA.

“Studies presented today demonstrate a solid safety profile related to this AAV-based HIV vaccine candidate, supported by multiple data, including absence of detectable integration into host chromosomal DNA and no dose-related clinically significant safety issues. At the same time, tgAAC09 maintains a robust and sustained immune response after a single intramuscular injection,” said Philip Johnson, M.D., President of CCRI on the campus of Columbus Children’s Hospital. “These data, in addition to other results from our preclinical program, support the clinical utility of tgAAC09, and initiation of a Phase I clinical trial in humans is expected in the second half of 2003.”

Promising preclinical data from Targeted Genetics’ AIDS vaccine program will also be presented today by Dr. Johnson in a poster presentation (Abstract #668) titled, “Preclinical Evaluation of a Novel HIV Vaccine Based on an Adeno-Associated Virus Vector.” In this study, four groups of non-human primates received escalating doses of tgAAC09. The vaccine was delivered at initiation of study via single injection into muscle. Non-human primates were observed over a period of six months for antigen specific T-cell responses and antibody responses throughout the course of the study. Results demonstrate that a dose-dependent robust antibody response in vaccinated animals was detected and sustained throughout the duration of study. A similar dose response was observed in antigen-specific T cell responses, which persisted throughout the duration of study in all animals tested.

Results of safety studies from Targeted Genetics’ AIDS vaccine program will also be discussed today in a poster presentation (Abstract #690) titled, “Safety, Local Tolerability and Biodistribution of AAV2-gag-PR-DRT” by Keith Munson, Toxicology Scientist at Targeted Genetics. In these studies, animals were given a single intramuscular injection of tgAAC09 at three different dose levels and were monitored over a period of six months. There were no dose-related clinically significant safety issues. Overall distribution of the vaccine from the site of injection was limited.

Targeted Genetics, the International AIDS Vaccine Initiative (IAVI) and CCRI are collaborating on the development of tgAAC09. The vaccine is intended to protect people who are uninfected with HIV from becoming infected or developing AIDS. This collaboration was established in February 2000 with the goal of providing an AIDS vaccine to developing nations in a cost-effective manner.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our regulatory filings, research programs, product development and clinical trials. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the timing, nature and results of our research and our clinical trials, our ability to obtain regulatory approvals, our ability to protect our intellectual property, and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended March 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.